Exhibit 99.1

VANITY EVENTS HOLDING, INC.
1150 Kane Koncourse, Suite 400
Bay Harbor Islands, FL  33154

February 21, 2012

Dear Shareholders,

I wanted to take this opportunity to give you all an update regarding the recent restructuring and future direction of Vanity Events Holding, Inc. (the “Company”).

On June 30, 2011, the Company, Shogun Energy, Inc., Shawn Knapp, the principal shareholder of Shogun (“Mr. Knapp”), and the other shareholders of Shogun (the “Shogun Shareholders” and collectively with Mr. Knapp, the “Shareholders”) for the purpose of rescinding the transactions contemplated by the share exchange agreement, dated December 31, 2010, between the Company, Shogun and the Shareholders (the “Exchange Agreement”), and upon closing, the Exchange Agreement will be rescinded and all obligations of any party arising from such Exchange Agreement, shall, in all respects, be deemed to be null and void and of no further force and effect (the “Rescission”).  Following the closing of the Rescission, no party to the Exchange Agreement shall have any further obligations of any nature whatsoever with respect to the other parties pursuant to or arising from the Exchange Agreement. On July 26, 2011, a majority of the outstanding capital stock of the Company approved the Rescission.   The closing of the transactions contemplated by the Rescission Agreement took place on September 20, 2011.

On September 30, 2011, a majority of the outstanding capital stock of the Company approved a reverse stock split of the outstanding shares of the Company's common stock at a ratio of one-for-three hundred (1:300) (the “Reverse Split”).  The Reverse Split became effective on February 10, 2012 (the “Effective Date”) upon receipt of approval from FINRA.  On the Effective Date, the Company’s 80,878,695 outstanding shares of common stock were reduced to approximately 269,595 outstanding shares of common stock.  On the Effective Date, each three hundred (300) shares of the Company’s common stock (the “Old Stock”) were automatically converted into one (1) share of common stock (the “New Stock”), and the holders of shares of Old Stock were entitled to receive one share of New Stock for each three hundred shares of Old Stock then held.  No fractional shares of New Stock will be issued.  Any shareholder who beneficially owns a fractional share of common stock after the Reverse Split will be rounded up to the nearest whole share of common stock in lieu of such fractional share.  Stockholders may continue to make sales or transfers using their certificates representing the Old Stock.  On request, we will issue new certificates to anyone who holds certificates representing the Old Stock in exchange therefor.  Any request for new certificates into a name different from that of the registered holder will be subject to normal stock transfer requirements and fees, including proper endorsement and signature guarantee, if required.  Please contact Olde Monmouth Stock Transfer Co., Inc., the Company’s transfer agent, at (732) 872-2727 with any questions about your stock certificates.

With the Rescission and the Reverse Split behind us, our focus can now shift to the future of the Company and its business model going forward.

Our CFO Greg Pippo and I have very ambitious plans for the Company.  We plan on leveraging all of our past experience and success to build a company which we hope will greatly benefit the Company’s shareholders.

You will be seeing a series of updates and announcements made through a public announcement and/or filing(s) with the Securities and Exchange Commission from the Company in the coming weeks ahead.

We appreciate all of your patience during the past several months.  With the proper corporate structure and plans now in place, we believe we are finally in a position to implement our business plan accordingly.

The Company has been working hard to build value for shareholders and I look forward to announcing considerable progress over the coming months.

Yours truly,

/s/ Lloyd Lapidus

Lloyd Lapidus
Interim CEO Vanity Events Holding, Inc.